                  AMENDED AGREEMENT AND PLAN OF REORGANIZATION

         AMENDED AGREEMENT AND PLAN OF REORGANIZATION, dated April 8, 1997, by and among, PROFLIGHT MEDICAL RESPONSE, INC., a Colorado corporation with its principal office at 12420 East Control Tower Road, Englewood, Colorado 80112 (the "Purchaser"),LOUIS R. CAPECE, JR. who resides at 10845 Bayshore Drive, Windermere, Florida 34786 (the "Shareholder"), AIR RESPONSE, INC., a New York corporation with its principal office at Orlando Executive Airport, 469B Herndon Avenue, Hanger 72, Orlando, Florida 32803 (the "Company").

                               W I T N E S E T H:

         WHEREAS, the Purchaser desires to acquire and the Shareholder wishes to transfer, on the terms and subject to the conditions and in the manner reflected below, all of the outstanding shares of capital stock of the Company; and

         WHEREAS, the Purchaser is not prepared or willing to proceed with the contemplated transaction without the support, agreements and representations of the Company and Shareholder contained in this Agreement and is proceeding in reliance upon such support, agreements and representations; and


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         WHEREAS, the Shareholder and the Company are not prepared or willing to proceed with the contemplated transaction without the support, agreements and representations of the Purchaser contained in this Agreement and are proceeding in reliance upon such support, agreements and representations;

         NOW, THEREFORE, the parties to this AMENDED AGREEMENT AND PLAN OF REORGANIZATION do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 General Construction: For Purposes hereof, except as otherwise expressly provided:

          1.1.1 Defined terms include the plural as well as the singular;

          1.1.2 All accounting terms not otherwise defined have the meanings assigned under generally accepted accounting principles;

          1.1.3 All references to schedules and exhibits are to all the schedules and exhibits attached to this Agreement; and

          1.1.4 Pronouns of either qender or neuter shall include, as appropriate, the other pronoun forms.


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     1.2 Definitions: As used in this Agreement, the following terms shall have the following definitions.

          1.2.1 Affiliate: When used with respect to a person, an "affiliate" of that person is a person controlling, controlled by, or under common control with that person.

          1.2.2 Agreement: This Amended Agreement and Plan of Reorganization, including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the Transaction and this Agreement and including all duly adopted amendments, modifications, and supplements to or for this Agreement, schedules, exhibits and other documents. Except as otherwise provided, all schedules, other documents required to be delivered by a party to this Agreement shall be completed or delivered 10 days prior to the Closing.

          1.2.3 Audited Financial Statements: With respect to the Company, audited financial statements for the twelve months ended May 31, 1996 and 1995.

          1.2.4 Closinq: As defined in Section 9.1.

          1.2.5 Closinq Date: As defined in Section 9.1.

          1.2.6 Company Balance Sheet: Balance Sheet as of May 31, 1996, included in the Audited Financial Statements.



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          1.2.7 Consulting and Non-Competition Aqreement: As defined in Section
     2.3.

          1.2.8 EEO: Equal Employment Opportunity Act of 1972.

          1.2.9 Entity: A corporation, partnership, sole proprietorship, joint venture, or other form of organization business, whether active or formed for the conduct of a passive.

          1.2.10 ERISA: The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of this Agreement.

          1.2.11 GAAP: Generally accepted accounting principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

          1.2.12 Inventories: The stock of goods held by the Company from time to time in the ordinary course of the business of the Company, in the form in which such inventories then are held or after incorporating with other goods or items, or the like.

          1.2.13 IPO: The Purchaser's filing of an initial public offering on Form SB-2 or other similar form with the Securities and Exchange Commission.


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          1.2.14 Liabilities: At any point in time (the "Determination Time"), the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any obligations or way from facts, events, agreements, occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but arise under benefits, or only to the extent) that such obligations (1) previously existing agreements for services, other considerations, and (2) accrue or become payable with respect to services benefits, or other considerations received by the person or Entity after the Determination Time.

          1.2.15 Loan: The November 1996 loan by the Purchaser to the Company for the aggregate sum of Two Hundred Thousand ($200,000) Dollars with interest at the rate of ten (10%) percent per annum.

          1.2.16 OSHA: The Occupational Safety and Health Act of 1970.

          1.2.17 Permits: Any permits, licenses, orders, approvals, franchises, registrations, authorizations or other approvals from any federal, state, local and foreign governmental or regulatory body or authority (public or self-regulatory).

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          1.2.18 Subsidiary: A corporation with respect which another Entity owns, directly or indirectly, shares entitling it to elect a majority of the Board of Directors or in which it has a majority of the equity interest.

          1.2.19 Transaction: The acquisition of all the outstanding shares of capital stock of the Company by the Purchaser from the Shareholder, as provided in Article II of this Agreement.

          1.2.20 Unaudited Financial Statements: With respect to the Company, financial statements for the six month periods ending November 30, 1995 and November 30, 1996 and for the three months ended February 28, 1996 and 1997.

                                   ARTICLE II
                                 THE TRANSACTION

         2.1 The Transaction: Subject to the terms, conditions, provisions and limitations contained in this Agreement, the Purchaser, in reliance upon the representations and warranties of the Shareholder and the Company made herein and in the schedules and exhibits annexed hereto, will at the Closing, acquire from the Shareholder and the Shareholder, in reliance upon the representations and warranties of the Purchaser made herein and in the schedules and exhibits annexed hereto, will at the Closing transfer, convey and assign to the Purchaser, free and clear of any and all liens, charges or other encumbrance, 100 shares of common stock, no par value of the Company, comprising all of the

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


issued and outstanding shares of capital stock of the Company and representing his entire ownership of equity securities of the Company, in exchange for the number of shares of common stock, par value $.001, of the Purchaser equal to an amount of $1,500,000, as follows: In calculating the number of shares of the value of common stock to which shareholder shall be entitled, each share of common stock shall be the per share price to the stock is sold in the IPO. The public at which the common Shareholder's shares will not be registered under the Securities Act of 1933 and will be legended to that effect. The Shareholder's shares shall be issued and delivered thirteen months from the Closing of the IPO. It is the intention of the parties that this transaction qualify as a reorganization within the meaning of Section 368(a)(B) of the Internal Revenue Code of 1986, as amended.

     2.2 CONSULTING AND NON COMPETITION AQREEMENTS: Prior to the Closing, the Purchaser will enter into a consulting and non-competition agreement with the Shareholder (the "Consulting and Non-Competition Agreement") in the form annexed hereto as EXHIBIT 2.2 which agreement will take effect as of the Closing Date.

     2.3 RIGHT OF FIRST REFUSAL: In the event that this Agreement is not consummated, for any reason and until the Loan is repaid, the Purchaser shall have a right of first refusal, for a period of ninety days, after receipt of written notice, to meet the terms of any other offer for the common stock and/or business of the Company. In

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


         the event the Purchaser, in its discretion decides not to meet such terms and the terms of the offer are subsequently changed, the Purchaser shall be given an additional thirty days to meet the revised terms of any said Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                       OF THE SHAREHOLDER AND THE COMPANY

     The Shareholder and the Company make the following representations and warranties to the Purchaser, each of which shall be deemed material:

     3.1 VALID CORPORATE EXISTENCE: OUALIFICATION: The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities is such that the qualification as a foreign corporation in that jurisdiction is required by law. SCHEDULE 3.1 hereto lists all jurisdictions in which the Company is qualified to do business. Except as indicated on SCHEDULE 3.1, there is no jurisdiction in which failure to qualify would have a material adverse effect on the Company or its assets, properties or business. A copy of the Company's Certificate of Incorporation (certified by the

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


appropriate official of the State of New York) and By-Laws and minute books (certified by the Company's Secretary), as amended to date, which will be delivered to the Purchaser at or prior to the Closing, are true and complete copies of those documents as now in effect. The minute books of the Company contain accurate records of all meetings of its Board of Directors, and stockholders since its incorporation, and accurately reflect all transactions referred to therein.

         3.2 CAPITALIZATION: The authorized capital stock of the Company consists of 200 shares of common stock, no par value. There is no other capital stock authorized for issuance. As of the date hereof, there are 100 shares of common stock validly issued and outstanding, fully paid and non-assessable and no shares are reserved for issuance nor are there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire common stock of the Company.

         3.3 CORPORATE AUTHORITY: BINDING NATURE OF AGREEMENT: The Company has the power to enter into this Agreement and to carry out its obligation hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms.

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


         3.4 CONSENTS: Except as set forth in SCHEDULE 3.4, there are no consents of governmental and other regulatory agencies, foreign or domestic, and of other third parties required to be received by or on the part of the Shareholder or the Company, to enable it to enter into and carry out this Agreement in all material respects.

         3.5 FINANCIAL STATEMENTS: The Company, prior to the Closing Date, will deliver to the Purchaser, the Audited Financial Statements of the Company and the Unaudited Financial Statements of the Company. All of the historical financial statements contained in such documents will have been prepared from the books and records of the Company. The Audited Financial Statements will be prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Company as at the dates and for the periods indicated. Without limiting the foregoing, at the date of the Company Balance Sheet, the Company will have owned each of the assets included in preparation of the Company Balance Sheet, and the valuation of such assets in the Company Balance Sheet will not be for more than their fair saleable value (on an item by item basis) at that date; and the Company will have no Liabilities other than those included in the Company Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in the Company Balance Sheet. The Unaudited Financial Statements to be included in the documents described above in this Section will be prepared in a manner consistent with the basis of

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


presentation used in the Audited Financial Statements, and fairly present the financial position and condition of the Company as, at and for the periods indicated, subject to normal year end adjustments, none of which will be material. From the date hereof, through the Closing Date, the Company will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to the Purchaser, and agrees that from and after such delivery, the foregoing representations will be applicable to each financial statement so prepared and delivered. The Audited Financial Statements for the year ended May 31, 1996 will be prepared by Staff, Michaels & Ciampino, independent certified public accountants, whose report thereon is included therein. The Audited Financial Statements for the year ended May 31, 1995 were prepared by Kaufman, Rossin & Co., independent certified public accountants, whose report thereon is included therein.

         3.6 NO UNDISCLOSED LIABILITIES: Except as set forth in the Company Balance sheet included in the Audited Financial Statements or as set forth in
SCHEDULE 3.6, the Company has no material debts, liabilities or obligations, known or unknown, contingent or absolute, except those arising in the ordinary course of business of the Company and consistent with past practice.

         3.7 ACTIONS SINCE THE COMPANY BALANCE SHEET: Except as set forth and reflected in this Agreement or in SCHEDULE 3.7, since the date of the Company Balance Sheet, the Company has not:

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


         3.7.1 incurred any material obligation or liability, known or unknown, absolute or contingent, except those arising in the ordinary and usual course of its business and those incurred in connection with the transactions contemplated by this Agreement;

         3.7.2 issued or sold. or aqreed to issue or sell any capital stock of the Company or any securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside or paid on any such capital stock;

         3.7.3 discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than as at the Company Balance Sheet in the ordinary and usual course of business and those incurred by this in connection with the transactions contemplated by this Agreement;

         3.7.4 made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with its normal salary increase and bonus policies;

         3.7.5 mortgaged, pledged or subjected to any lien, pledge, charge or other encumbrance any of its properties or assets, or permitted any of its property or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business;

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         3.7.6 sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business;

         3.7.7 entered into any transaction or course of conduct not in the ordinary and usual course of business;

         3.7.8 waived any rights of substantial value, or canceled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business;

         3.7.9 made any loans or advances to any person or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person; or

         3.7.10 incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

         3.8 NO ADVERSE DEVELOPMENTS: Except as set forth in SCHEDULE 3.8, since the date of the Company Balance Sheet, there has not been:

         3.8.1 any material adverse changes in the assets, properties, operations, financial condition or prospects of the Company;

         3.8.2 any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business, operations, financial condition or prospects of the Company;

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


         3.8.3 any entry into or termination of any material commitment, contract, agreement or transaction affecting the Company, including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets, other than this agreement and agreements executed in the ordinary and usual course of business;

         3.8.4 any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name or copyright;

         3.8.5 default or breach by the Company in any material respect under any contract or Permit; or

         3.8.6 any event other than in the ordinary and usual course of business which could be reasonably expected to have a material adverse effect upon the business of the Company, and after reasonable inquiry by the Shareholder and the Company, they know of no development or threatened development of a nature that is, or which could be reasonably expected to have a materially adverse effect upon the business of the Company or upon any of its assets, properties, operations or financial condition.

         3.9 TAXES: All tax returns of the Company which are due have been duly filed and are correct and all taxes, assessments and other governmental charges upon the Company which are shown to be due and payable thereon have been paid. All tax returns of the Company which become due prior to the Closing shall be timely filed by the Company. The Company does not know of any ongoing

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


tax audit, proposed tax deficiency, assessment, charge or levy against it, the payment of which is not adequately provided for on the books of the Company. The Company will provide to the Purchaser prior to the Closing a true and correct copy of its tax returns for the prior three years, and any returns filed subsequent to the date hereof.

         3.10 OWNERSHIP OF ASSETS: Except as set forth on SCHEDULE 3.10(i), the Company owns outright, and has good, marketable and insurable title to all of its assets and properties reflected in the Company Balance Sheet except as the same may have been disposed of in the ordinary course of business since the Company Balance Sheet date, free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges whatsoever. The Company does not own any patents, copyrights, trademarks, trade names or other similar intangible assets except as set forth in SCHEDULE 3.10(ii). No other person has any ownership or similar right in, or contractual or other right to acquire any such right in, any of the Company's assets. The Shareholder and the Company do not know of any potential action by any party, governmental or other and no proceedings with respect thereto have been instituted of which the Company has notice that would materially effect the Company's ability to use and to utilize each of such assets in its business.
SCHEDULE 3.10(iii) sets forth a listing of all aircraft owned by the Company, including a description thereof. Each such aircraft has been maintained in accordance with Part 135 of the regulations of

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


the Federal Aviation Administration, and the Company has completely and accurately maintained all records required by Part 135 of the regulations of the Federal Aviation Administration for such aircraft. SCHEDULE 3.10(iv) sets forth a listing of all records required to be maintained. The Company will provide to the Purchaser prior to the Closing a true and correct copy of all records listed in SCHEDULE 3.10(iv). Except as set forth on SCHEDULE 3.10(v), all properties and other assets owned by the Company or used by the Company in the conduct of its business are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the conduct of its business as presently conducted, have been properly maintained, and do not require any maintenance or repairs except for routine maintenance and repairs that are not material in nature or in cost.

         3.11 INSURANCE: Polices of fire, liability, workers compensation and other forms of insurance maintained by the Company, which are usual and customary in the business of the Company as to amount and scope, and are adequate to protect the Company against any reasonably foreseeable risk of loss, including business interruption, are listed on SCHEDULE 3.11 and identifies for each policy, the carrier, amount of coverage, annual premium, risks covered, placing broker or agent, and other relevant information as to each. All policies listed on SCHEDULE 3.11 have been provided to the Purchaser prior to the Closing. All premiums have been currently paid on such policies, and all policies will be maintained and, if necessary, renewed through the Closing Date. Neither the Shareholder nor the Company have

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


failed to give any notice or present any claim under any such policy and there are no claims outstanding under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause or otherwise. Anything to the contrary herein notwithstanding in the event any liability insurance policy is a "claims-made" policy, prior to Closing, the Company shall purchase an extension to the policy commonly referred to as a "tail, which shall cover all liability claims made against the Company for a period of five (5) years after Closing, to the extent that the Company can get this long an extension.

         3.12 LITIGATION. COMPLIANCE WITH LAW: Except as set forth in SCHEDULE 3.12, there are no pending or threatened actions, suits, proceedings or governmental investigations or reviews relating to the Company or any of its properties, assets or business or, to the knowledge of the Shareholder or the Company, any order, injunction, award or decree outstanding, against the Company or against or relating to any of its properties, assets or business; and the Shareholder and the Company, after reasonable inquiry, knows of no basis for any such action, suits or proceedings or any such governmental investigations, reviews, orders, injunctions or decrees. To the knowledge of the Shareholder and the Company, the Company is not in violation of any material law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business.



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         3.13 Compliance with Instruments. etc.: The Company is not:

         3.13.1 in default under any indenture, agreement or instrument to which it is a party or by which it is bound; or

         3.13.2 in violation of its Certificate of Incorporation, By-Laws or of any applicable law.

         3.14 INVENTORIES: All Inventories of the Company, whether or not reflected in the Company Balance Sheet are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which in the aggregate are immaterial in amount. Items included in such Inventories are carried on the books of the Company, and are valued on the Company Balance Sheet, at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item-by-item basis, after appropriate deductions for cost of completion, marketing costs, transportation expense and allocation of overhead. To the best knowledge of the Company, the Inventory is unadulterated and does not contain any ingredient or substances prohibited by pertinent laws, rules or regulations and all labels for and printed materials relating to the Inventory correctly represent the ingredients thereto and comply with all laws, rules or regulations pertaining to the labeling of the products comprising the Inventory. SCHEDULE
3.14 hereto includes a full and complete listing of all of the Company's inventory, if any, for items having a value of $1,000 or more.



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         3.15 PERMITS AND LICENSES: The Company has all material Permits of all federal, state, local and foreign governmental or regulatory bodies required of it to carry on its business as presently conducted; all such Permits are in full force and effect, and to the knowledge of the Shareholder and the Company, after reasonable inquiry, no suspension or cancellation of any of such Permits is threatened and the Company is in compliance with all material requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such Permits. Schedule 3.15(i) hereto lists all Permits held by the Company in connection with its business. All Permits listed on
SCHEDULE 3.15(i) have been provided to the Purchaser prior to the Closing. As to any such Permit that has expired or is about to expire, the Company has promptly applied for a renewal of the same and expects the same to be renewed in the usual course. Except as disclosed on SCHEDULE 3.15(ii) hereto, no consent of, approval of, or notification to the authority issuing any Permit is necessary due to the execution of this Agreement or the consummation of the Transaction. Upon consummation of the Transaction, the Company will continue to be entitled to all authority and benefits conferred by any such Permits and shall be lawfully entitled to use such Permits in connection with the operations of its business, provided the Purchaser has received, when applicable, approval for the transfer of such permits.

         3.16 TRADE NAMES: SCHEDULE 3.16 identifies each trade name, fictitious business name, or similar name under which the Company has conducted any part of its business since inception.



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


         3.17 REAL PROPERTY: The Company owns no real property and leases the real property listed in SCHEDULE 3.17 .

         3.18 INTEREST IN COMPETITOR, SUPPLIERS OR CUSTOMERS:

         Except as set forth in Schedule 3.18, none of the officers, directors or shareholders of the Company or, to the best of their knowledge, members of their immediate families owns an interest in any person or firm which is a competitor, supplier or customer of or to the Company or, has an existing contractual relationship with the Company.

         3.19 ACCOUNTS PAYABLE: The accounts payable reflected on the Company Balance Sheet do, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements do, and those reflected on the books of the Company at the time of the Closing will, reflect all amounts owed by the Company in respect of trade accounts due and other Payables of the Company, and the actual Liability of the Company in respect of such obligations was not and will not be, on any of such dates, in excess of the amounts, so reflected on the balance sheets or the books of the Company, as the case may be.

         3.20 ACCOUNTS RECEIVABLE: All Accounts receivable of the Company, whether or not reflected in the Company Balance Sheet, represent transactions in the ordinary course of business, and are current and collectible net of any reserves shown on such Balance Sheet (which reserves are adequate and were calculated consistent with past practice). SCHEDULE 3.20 specifically identifies the aging of Receivables as of December 16, 1996.



                                       20

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


         3.21 EMPLOYEES: To their best knowledge, the Company has complied with all laws, regulations and orders relating to the employees of its business, including but not limited to OSHA, EEO, ERISA, and wages and hours. None of the Company's employees is represented by any labor union or collective bargaining agent. The Company does not maintain or make any employer contributions under any bonus, profit sharing compensation, or other plans, agreements, trusts, funds, or arrangements for the benefit of directors, officers or employees of, or whose principal responsibilities relate to, the Company, and there are no employment, consulting, severance, or indemnification arrangements, agreements, or understandings between the Company and any current or former directors, officers or other employees (or Affiliates thereof) of, or whose principal responsibilities relate to, the Company. SCHEDULE 3.21 identifies all present employees of the Company and their respective salaries. The Company is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time, except as set forth pursuant to the provisions hereof.

         3.22 AGREEMENTS AND OBLIGATIONS: PERFORMANCE: SCHEDULE 3.22 sets forth a list of material agreements to which the Company is a party or is otherwise bound. Other than these material agreements, the Company is not party to or bound by any:

         3.22.1 written or oral agreement or other contractual commitment, understanding or obligation which



                                       21

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


     involves aggregate payments or receipts in excess of $25,000 that cannot be canceled on 30 days or less notice without penalty or premium or any continuing obligation or liability;

         3.22.2 contractual obligation or contractual liability of any kind to the Shareholder which will not be canceled on or prior to the Closing except as otherwise provided by this Agreement;

         3.22.3 contract, arrangement, commitment or understanding with its customers or any officer, employee, stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements;

         3.22.4 contract for the purchase or sale of any materials, products or supplies or for any services, which commits or will commit it for a fixed term;

         3.22.5 contract of employment with any employee not terminable at will without penalty or premium or any continuing obligation or liability, except as otherwise provided by this Agreement;

         3.22.6 deferred compensation, bonus or incentive plan or agreement not canceled at will without penalty or premium or any continuing obligation or liability which will not be canceled on or prior to the Closing;

         3.22.7 management or consulting agreement not terminable at will without penalty or premium or any

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


     continuing obligation or liability which the Company and each such individual agree to cancel on the Closing Date;

         3.22.8 lease for real or personal property (including borrowings thereon) license or royalty agreements;

         3.22.9 union or other collective bargaining agreement;

         3.22.10 agreement, commitment or understanding relating to indebtedness for borrowed money;

         3.22.11 contract which, by its terms, requires the consent of any party thereto, to the consummation of the transactions contemplated hereby;

         3.22.12 contract containing covenants limiting the freedom of the Company to engage or compete in any line or business or with any person in any geographical area;

         3.22.13 contract or option relating to the acquisition or sale of any business;

         3.22.14 voting trust agreement or similar agreement;

         3.22.15 option for the purchase of any asset, tangible or intangible;
     or

         3.22.16 other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business.

A truly and correct copy of each of the material agreements of the Company listed in SCHEDULE 3.22 has been delivered to the Purchaser prior to the Closing. The Company has in all material

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


respects performed all material obligations required to be performed by it to date under all agreements to which it is a party and is not in default in any material respect under any of its agreements and has received no notice of any default or alleged default which has not heretofore been cured or which notice has not heretofore been withdrawn.

         3.23 Cooperation with Proflight in Filing IPO: The Shareholder and the company shall cause its officers, directors, employees, accountants and attorneys to cooperate fully with the Purchaser in connection with the filing of a registration statement with the Securities and Exchange Commission.

         3.24 No Subsidiaries: The Company does not have any subsidiaries and does not own directly or indirectly any equity interest in any other business or Entity.

         3.25 No Breach: Neither the execution and delivery of this Agreement nor compliance by the Shareholder and the Company with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

         3.25.1 violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any material agreement or other material document or undertaking, oral or written to which the Company is a party or by which its properties or assets may be bound;

         3.25.2 result in the imposition of any lien, mortgage, security interest, pledge, encumbrance, easement, claim or other restriction or charge on any of the assets of the Company, and will not alter or impair any of the assets of the Company nor the Purchaser's ability to utilize in the same manner in which they are currently utilized by the Company in connection with its business;

         3.25.3 violate any judgment, order, injunction, decree or award against, or binding upon, the Company or upon its properties or assets; or

         3.25.4 violate any law or regulation of any jurisdiction relating to the Company, its assets or properties.

         3.26 BROKERS: All negotiations relative to this Agreement and the Transaction contemplated hereby have been carried on directly with the Purchaser without the intervention of any broker, finder, investment banker or other third party. The Shareholder and the Company have not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with this Agreement and the Transaction, and the Shareholder and the Company agree to indemnify the Purchaser against, and to hold the Purchaser harmless from any claim for brokerage or similar commission or other compensation which may be made against the Purchaser by any third party in connection with any of the transactions contemplated hereby which claim is based upon any action by the Shareholder or the Company.

         3.27 UNTRUE OR OMITTED FACTS: No representation, warranty, document, certificates or other writings furnished by

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


the Shareholder or the Company in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

         3.28 CUSTOMERS: During the last twelve months, (i) no customer which accounted for more than 5% of the sales in any one of the last three fiscal years, (ii) no customers which in the aggregate accounted for more than 10% of the sales of the Company in any one of the last three fiscal years, and/or (iii) no other customer of material importance to the Company, has (a) canceled, terminated or delivered written or, to the knowledge of the Shareholder, oral notice to the Company threatening to cancel or terminate its relationship with the Company or (b) materially decreased or delivered written or, to the knowledge of the Shareholder, oral notice to the Company threatening to decrease materially its usage of the Company's services.

         3.29 SHAREHOLDER'S NON-INTERFERENCE: The Shareholder agrees that from the date hereof until five (5) years from the Closing Date, he shall not induce or attempt to induce, or assist others in inducing or attempting to induce, any person who was employed by the Company prior to the Closing Date and who continues to be employed by the Company on or after the Closing Date to terminate his or its relationship with the Company or in any other manner to interfere with the relationship between the Company and any such person.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser makes the following representations and warranties to the Shareholder, each of which shall be deemed material:

         4.1 VALID CORPORATE EXISTENCE: QUALIFICATION: The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Purchaser has the corporate power and authority to carry on its business as now being conducted. The Purchaser is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities is such that the qualification as a foreign corporation in that jurisdiction is required by law. SCHEDULE 4.1 hereto lists all jurisdiction in which the Purchaser is qualified to do business. Except as indicated on SCHEDULE 4.1, there is no jurisdiction in which failure to qualify would have a material adverse effect on the Purchaser or its assets, properties or business. A copy of the Purchaser's Certificate of Incorporation (certified by the appropriate official of the State of Colorado) and By-Laws and minute books (certified by the Purchaser's Secretary), as amended to date, which will be delivered to the Shareholder at or prior to the Closing, are true and complete copies of those documents as now in effect. The minute books of the Purchaser contain accurate records of all meetings of its Board of Directors, and stockholders since its incorporation, and accurately reflect all transactions referred to therein.

         4.2 CORPORATE AUTHORITY: BINDING NATURE OF AGREEMENT: The Purchaser has the power to enter into this Agreement and to carry out its obligation hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Purchaser and is enforceable in accordance with its terms.

         4.3 CONSENTS: There are no consents of governmental and other regulatory agencies, foreign or domestic, and of other third parties required to be received by or on the part of the Purchaser, to enable it to enter into and carry out this Agreement in all material respects.

         4.4 BROKERS: All negotiations relative to this Agreement and the Transaction contemplated hereby have been carried on directly with the Shareholder and the Company without the intervention of any broker, finder, investment banker or other third party. The Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with this Agreement and the Transaction, and the Purchaser agrees to indemnify the Shareholder and the Company against, and to hold the Shareholder and the Company harmless from any claim for brokerage or similar commission or other compensation which may be made against the Shareholder or the Company by any third party in connection with any of the transactions contemplated hereby which claim is based upon any action by the Purchaser.

                                    ARTICLE V

                  COVENANTS OF THE SHAREHOLDER AND THE COMPANY

         5.1. COVENANTS OF THE SHAREHOLDER AND THE COMPANY: The Shareholder and the Company hereby each covenant to, from and after the date hereof and until the Closing or earlier termination of this Agreement, without the prior written consent of the Purchaser:

         5.1.1 BEST EFFORTS: To take every action reasonably required of it and use its best efforts to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of the Purchaser in this Agreement are satisfied or appear capable of being satisfied and subject, at all times, to the right and ability of the directors of the Company to satisfy their fiduciary obligations.

         5.1.2 ACCESS AND INFORMATION: To afford the officers, attorneys, accountants and other authorized representatives of the Purchaser (collectively, the "Representatives"), free and full access, during regular business hours and upon reasonable notice, to all of its books, records, contracts, commitments and properties (including, without limitation, tax returns) at the Purchaser's own expense, to review, examine and investigate the books, records and properties of the Company to determine the accuracy of the representations and warranties made by the Shareholder and the Company. The Shareholder and the Company shall cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation. The Company shall promptly furnish to the Purchaser (i) all communications to its directors or to its shareholders, generally, (ii) internal monthly financial statements when and as available, and (iii) all other information concerning its business properties and personnel as the Purchaser may reasonably request.

         5.1.3 INSURANCE: To maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than presently in effect.

         5.1.4 DISCHARGE TAXES AND INDEBTEDNESS: To pay and discharge, as they become due, all taxes, assessments, debts, claims and other governmental or non-governmental charges lawfully imposed upon or incurred by it or the properties and assets of the Company, except taxes, assessments, debts, claims and charges contested in good faith in appropriate proceedings for which the Company shall have set aside adequate reserves for the payment of such tax, assessment, debt, claim or charge. The Company shall provide the Purchaser, upon the Purchaser's request, evidence of payment of such taxes, assessments, debts, claims and charges satisfactory to the Purchaser.

         5.1.5 COMPLIANCE WITH AGREEMENTS: COMPLIANCE WITH LAWS: To comply with the terms and conditions of all material agreements, commitments or instruments to which the Shareholder or the Company is a party or by which he or it may be bound. The Shareholder and the Company shall duly comply in all material respect with any material laws, ordinances, rules and regulations of any foreign, federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of its business, properties and assets. The Company also covenants to file all tax returns as they become due prior to the Closing.

         5.1.6 NO INDEBTEDNESS: Not to incur any obligation or liability, absolute or contingent, except for those incurred in the ordinary and usual course of its business or in connection with the transactions contemplated by this Agreement.

         5.1.7 NO DIVIDEND, RETIREMENT OR PURCHASE OF STOCK: Not to declare or pay any dividend or distribution, in cash or otherwise, on any shares of stock of the Company or redeem, return, purchase or otherwise acquire directly or indirectly any shares of stock.

         5.1.8 CONDUCT OF BUSINESS PRIOR TO CLOSING:

              (i) to conduct its business only in the ordinary and usual course and make no material change in any of its business practices and policies;

              (ii) to use its best efforts to preserve its business organization intact, to keep available the services of its present employees and consultants and to preserve its good will;

              (iii) to maintain good relationships with suppliers, lenders, creditors, employees, customers and others having business or financial relationships with them;

              (iv) it shall not (a) amend its Certificate of Incorporation or By-Laws or (b) split, combine, or reclassify any of its outstanding securities;

              (v) it shall not (a) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee of the Company or (b) agree to any material (in relation to historical compensation) increase in compensation payable or to become payable to, or any increase in the contractual term of employment of, any such employee, except in the ordinary course of business in accordance with past practice;

              (vi) it shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

              (vii) it shall not enter into, or terminate,any material contract, agreement, commitment, or understanding;

              (viii) it will not hold any meetings of its board of directors, or any committee thereof, or of its shareholders, without giving a representative selected by the Purchaser the option to attend the same (although the Company may request that such representative absent himself during that portion of any such meeting that pertains to issues arising under this Agreement); and

              (ix) it shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business.

         5.1.9 NO BREACH: Not to voluntarily take any action or do anything which will cause a breach of or default respecting its covenants, representations or warranties set forth herein and promptly to notify the Purchaser of any event or fact which represents or is likely to cause such a breach or default.

         5.1.10 NO SOLICITATION: From the date hereof through the Closing Date, the Shareholder and the Company shall not, directly or indirectly, through any officer, employee, agents, advisors, representatives or others (i) solicit, encourage or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to any person or Entity, other than the Purchaser and its officers, employees, agents, advisors or representatives, concerning the Company or relating to any merger, acquisition or purchase of all or any portion of the assets of, or any equity interest in the Company and (ii) except with the prior written consent of the Purchaser, disclose, directly or indirectly, to any person any information concerning the business and properties of the Company or afford to any person access to the properties, books or records of the Company. The Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than the Purchaser conducted heretofore with respect to the Transaction. The Company will notify the Purchaser immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary course of business of the Company or providing information to government authorities.

         5.1.11 PUBLICITY: Prior to the Closing, any written news releases by the Company pertaining to this Agreement or the Transaction shall be submitted to the Purchaser for review and approval prior to release by the Company, and shall be released only in a form approved by the Purchaser, provided, however, that such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required, if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

         5.1.12 UPDATING OF SCHEDULES AND EXHIBITS: The Company and Shareholder shall notify the Purchaser of any changes, additions or events which may cause any change in or addition to any Schedules and Exhibits delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules and Exhibits. No notification pursuant to this

     Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

                                   ARTICLE VI

                           COVENANTS OF THE PURCHASER

         6.1. COVENANTS OF THE PURCHASER: The Purchaser hereby covenants to, from and after the date hereof and until the Closing or earlier termination of this Agreement:

         6.1.1 BEST EFFORTS: To take every action reasonably required of in and use its best efforts to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Shareholder and the Company in this Agreement are and remain true and accurate and that the covenants and agreements of the Shareholder and the Company in this Agreement are satisfied or appear capable of being satisfied and subject, at all times, to the right and ability of the directors of the Purchaser to satisfy their fiduciary obligations.

         6.1.2 ELECTION TO BOARD: Upon Closing, the Purchaser shall take such action as may be necessary to cause the Board of Directors of the Purchaser to nominate and recommend to the shareholders of the Purchaser, as members of the Board, for so long as the shareholder owns or has rights to own, directly or indirectly, at least 220,000 shares of common stock, at any annual or special meeting of stockholders of the Purchaser called for the purpose of voting on the election of directors, or by consensual action of shareholders of the Purchaser with respect to the election of directors, two of the Shareholder's designees.

         6.1.3 REGISTRATION OF SHAREHOLDER'S SHARES: If the Purchaser, at any time after the IPO, proposes to register any of its securities under the Securities Act of 1933, as amended (other than in connection with capital raising for a merger or acquisition or pursuant to Form S-4 or Form S-8 or other comparable form), the Purchaser shall request that the managing underwriter or sole underwriter of such underwritten public offering include the shares of common stock of the Shareholder (the "Registrable Securities") in such registration. If such managing underwriter agrees to include any of the Registrable Securities in the underwritten offering, the Purchaser shall, at such time, give prompt written notice to the Shareholder of its intention to effect such registration and of such Shareholders' rights under such proposed registration, and upon the request of the Shareholder delivered to the Purchaser, within twenty (20) days after giving of such notice (which request shall specify the Registrable Securities intended to be disposed of by such Shareholder and the intended method of disposition thereof), the Purchaser shall include such Registrable Securities held by such Shareholder in such registration; provided, however, that:

         (i) If, at any time after giving such written notice of the Purchaser's intention to register any of the Shareholder's Registrable Securities and prior to the effective date of the registration statement filed in connection with such registration, the Purchaser shall determine for any reason not to register or to delay the registration of such Registrable securities, at its sole election, the Purchaser may give written notice of such determination to the Shareholder and thereupon shall be relieved of its obligation to register any Registrable Securities issued or issuable in connection with such registration (but not from its obligation to pay registration expenses in connection therewith or to register the Registrable Securities in a subsequent registration); and, in the case of a determination to delay a registration, shall thereupon be permitted to delay registering any Registrable Securities for the same period as the delay in respect of securities being registered for the Purchaser.

         (ii) If the managing underwriter in such underwritten offering shall advise the Purchaser that it declines to include a portion or all of the Registrable Securities requested by the Shareholder to be included in the registration statement, then, distribution of all or a specified portion of the Registrable Securities shall be excluded from such registration statement (in case of an exclusion as to a portion of such Registrable Securities, such portion to be allocated among the shareholders in proportion to the respective numbers of Registrable Securities requested to be registered by each such selling shareholder). In such event the Purchaser shall give the Shareholder prompt notice of the number of Registrable Securities excluded.

         6.1.4 REFINANCING AND INDEMNIFICATION: (a) The Purchaser agrees to use its best efforts to have the Shareholder and all third parties released from all guarantees and collateral given by the Shareholder in his personal capacity and any such third parties in connection with the Aircraft & Lease Agreement and Schedule thereto with U.S. Bancorp Leasing and Financial. In the event such release has not occurred by the Closing, the Purchaser shall continue to use its best efforts to obtain such release(s). In addition, the Purchaser hereby agrees to indemnify Shareholders and any such third party guarantors from any and all loss or damage accruing to them as a result of any such guarantee.

         (b) The Purchaser agrees to use its best efforts to refinance the equipment listed in SCHEDULE 6.1.4(b), except the leased aircraft, or (ii) obtain releases for any personal guarantors given and collateral given by Shareholder in his personal capacity and/or any third parties, all within 15 days from the Closing, or soon thereafter as is reasonably possible from the Closing Date until the actions described in (i) or (ii) above have occurred. The Purchaser shall indemnify Shareholder and any such third party guarantors from any and all loss or damage accruing to them as a result of any such guarantees.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                   OF THE SHAREHOLDER AND THE COMPANY TO CLOSE

         The obligation of the Shareholder and the Company to enter into and complete the Closing is subject to the fulfillment, prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by the Shareholder or the Company:

         7.1 CONSENTS, LICENSES AND PERMITS: The Purchasers shall have obtained all consents, licenses, permits approvals ana authorizations and waivers of third parties necessary for the performance by it of all of its obligations under this Agreement.

         7.2 REPRESENTATIONS AND WARRANTIES: All representations and warranties of the Purchaser set forth in this Agreement and in any written statement or other document delivered pursuant hereto or in connection with the Transaction contemplated hereby shall be true in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         7.3 COVENANTS: The Purchaser shall have performed and complied in all material respects with all covenants and each of its agreements and obligations required by this Agreement to be performed or complied with prior to or at the Closing.

         7.4 NO ACTIONS: No action, suit, proceeding or investigation shall have been instituted against the Purchaser, and be continuing before a court or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of the Company and the Shareholder in the Transaction after the Closing Date, or which might have a materially adverse effect thereon.

         7.5 CERTIFICATE: The Shareholder and the Company shall have received a certificate dated the Closing Date, signed by the President and Secretary of the Purchaser as to the satisfaction of the conditions contained in Sections 7.2 and 7.3.

         7.6 ADDITIONAL DOCUMENTS: The Purchaser shall have delivered all such certified resolutions, certificates and documents as the Shareholder or the Company or its counsel may have reasonably requested, including but not limited to a Certificate of Good Standing and Certificate of Incorporation from the Secretary of State of Colorado, dated no earlier than fifteen (15) days prior to the Closing Date.

         7.7 APPROVAL OF COUNSEL: All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to the Shareholder and the Company, which opinion shall be substantially in the form of EXHIBIT 7.7.

                                  ARTICLE VIII

                           CONDITIONS PRECEDENT TO THE
                      OBLIGATION OF THE PURCHASER TO CLOSE

         The obligation of the Purchaser to enter into and complete the Closing is subject to the fulfillment, prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by the Shareholder and the Purchaser:

         8.1 CONSENTS, LICENSES AND PERMITS: The Shareholder and the Company shall have obtained all consents, licenses, permits approvals and authorizations and waivers of third parties necessary for the performance by them of all of their obligations under this Agreement.

         8.2 REPRESENTATIONS AND WARRANTIES: All representations and warranties of the Shareholder and the Company set forth in this Agreement and in any written statement or other document delivered pursuant hereto or in connection with the Transaction contemplated hereby shall be true in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         8.3 COVENANTS: The Shareholder and the Company shall have performed and complied in all material respects with all covenants and each of its agreements and obligations required by this Agreement to be performed or complied with prior to or at the Closing.

         8.4 NO ACTIONS: No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of the Purchaser to own or to operate or control the assets, properties and business of the Company and/or the Shareholder after the Closing Date, or which might have a materially adverse effect thereon.

         8.5 CERTIFICATE: The Purchaser shall have received a certificate dated the Closing Date, signed by the President and Secretary of the Company as to the satisfaction of the conditions contained in Sections 8.2 and 8.3.

         8.6 ADDITIONAL DOCUMENTS: The Shareholder and the Company shall have delivered all such certified resolutions, certificates and documents as the Purchaser or its counsel may have reasonably requested, including but not limited to a Certificate of Good Standing and certified Certificate of Incorporation from the Secretary of State of New York, dated no earlier than fifteen (15) days prior to the Closing Date.

         8.7 APPROVAL OF COUNSEL AND ACCOUNTANTS: All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to the Purchaser, which opinion shall be substantially in the form of EXHIBIT 8.7.

         8.8 CONSULTING AND NON-COMPETITIVE AGREEMENTS: The Shareholders and the Company shall have delivered the Consulting and Non-Competition Agreement to the Purchaser and said agreement shall take effect on the Closing Date.

         8.9 FINANCIALS: The Shareholder and the Company shall have delivered the Audited Financial Statements and the Unaudited Financial Statements to the Purchaser which statements shall be reasonably satisfactory to the Purchaser.

                                   ARTICLE IX

                                     CLOSING

         9.1 LOCATION AND TIME: The Closing provided for herein shall take place at the offices of Loselle Greenawalt Kaplan Blair & Adler, 140 East 45th Street, New York, New York 10017, at 9:30 a.m., the earlier of September 1, 1997, or within 7 days of the closing date of IPO, or at such other time and place as may be mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the "Closing Date" or the "Closing."

         9.2 ITEMS TO BE DELIVERED BY THE SHAREHOLDER OR THE COMPANY: At the Closing, the Shareholder and/or the Company will deliver or cause to be delivered to the Purchaser:

         9.2.1 Stock certificate and stock power for 100 shares of common stock of the Company;

         9.2.2 The Consulting and Non Competition Agreement;

         9.2.3 The certificates required by Section 8.5;

         9.2.4 Such other certified resolutions, documents and certificates as are required to be delivered by the Shareholder or the Company pursuant to the provisions of the Agreement; and

         9.2.4 Bills of Sale and Assignments of the listed Agreements, as set forth in SCHEDULE 9.2.5.

         9.3 ITEMS TO BE DELIVERED BY THE PURCHASER: At the Closing, the Purchaser will deliver or cause to be delivered to the Shareholder:

         9.3.1 The certificates required by Section 7.5; and

         9.3.2 Such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of the Agreement.

                                    ARTICLE X

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         10.1 SURVIVAL: Except as set forth in SCHEDULE 10.1, the parties hereto agree that their respective representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions provided for herein, for a period of six years from the Closing Date, with the exception of those regarding taxes set forth in Section 3.8 which shall survive until the expiration of the respective periods within which such taxes may be assessed, notwithstanding any investigations made by any party hereto and any knowledge which any party may have regarding a breach of a representation or warranty by another party.

         10.2 INDEMNIFICATION BY SHAREHOLDER AND THE COMPANY: The Shareholder and the Company shall indemnify, save and keep the Purchaser, its successors and assigns, forever harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, penalties, costs, damages or expenses, including reasonable attorneys' fees and expenses, of every kind, nature and description, fixed or contingent, sustained or incurred by Purchaser, its successors or assigns arising out of, resulting from, based upon or in connection with:

         10.2.1 any representation or warranty made by the Shareholder and the Company to the Purchaser herein or any violation of agreements or covenants or any instrument or document delivered to Purchaser in connection herewith being incorrect in any material respect provided a claim is asserted by the Purchaser within six (6) years of the Closing Date.

         10.2.2 the failure of the Shareholder or the Company to comply with, or the breach by Shareholder or the Company of any of the covenants and agreements in this Agreement to be performed by Shareholder or the Company.

The Company and the Shareholder shall be obligated to indemnify and hold harmless Purchaser pursuant to this Section 10.2 only to the extent that the aggregate of all idemnifiable losses exceeds $75,000.

         10.3 INDEMNIFICATION BY THE PURCHASER: The Purchaser shall indemnify, save and keep the Shareholder and the Company, their successors and assigns, forever harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, penalties, costs, damages or expenses, including reasonable attorneys' fees and expenses, of every kind, nature and description, fixed or contingent, sustained or incurred by Shareholder and the Company, its successors or assigns arising out of, resulting from, based upon or in connection with:

         10.3.1 any representation or warranty made by Purchaser to Shareholder or the Company herein or any violation of agreements or covenants or any instrument or document delivered to Shareholder and the Company in connection herewith being incorrect in any material respect provided a claim is asserted by Shareholder or the Company within six (6) years of the Closing Date.

         10.3.2 the failure of the Purchaser to comply with, or the breach by the Purchaser of any of the covenants and agreements in this Agreement to be performed by the Purchaser;

         10.4 DEFENSE OF CLAIMS: A party entitled to indemnification hereunder (an "Indemnified Party") agrees to notify each party required to indemnity hereunder (an "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect of which any Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. An Indemnifying Party shall have the right to defend any such claim at its or his own expense and with counsel of its or his choice; provided, however, that such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; and provided further, that the Indemnified Party may participate in such defense, if it so chooses, with its own counsel and at its own expense.

         10.5 RIGHTS WITHOUT PREJUDICE: The rights of the parties under this
Article X are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

                                   ARTICLE XI

                             TERMINATION AND WAIVER

         11.1 TERMINATION: This Agreement and the Transaction may be terminated at any time prior to the Closing:

                  11.1.1 By mutual consent of the Company and the Purchaser;

                  11.1.2 By the Company if any of the conditions set forth in
Article VII, and by the Purchaser if any of the conditions set forth in Article VIII hereof, shall not have been fulfilled on or prior to the Closing date, or shall become incapable of fulfillment, and shall not have been waived. In the event this agreement is terminated as described above, this Agreement shall be void and of no force and effect.

         11.2 REPAYMENT OF LOAN: In the event this Agreement is terminated for any reason, the parties recognize that the terms of the Loan shall remain in effect.

         11.3 REMEDIES:

         11.3.1 If the Shareholder and/or the Company defaults under the Agreement prior to Closing, the Shareholder and the Company recognize that the Purchaser will suffer irreparable damages and that it will be difficult, if not impossible, to compute the Purchaser's actual damages. The parties, therefore agree, that the Shareholder and the Company's obligations hereunder shall be subject to a decree for specific performance by any court of competent jurisdiction. The rights set forth in this
     Section 11.3.1 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser at law or in equity.

         11.3.2 If the Purchaser defaults under the Agreement prior to Closing, the parties recognize that the terms of the Loan shall remain in effect.

         11.4 WAIVER: Any condition to the performance of the Company, Shareholder and the Purchaser which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party as a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 EXPENSES: Each of the parties hereto shall bear his or its own expenses in connection herewith, including any expenses incurred if the proposed transaction is abandoned at any time prior to the consummation thereof.

         12.2 CONFIDENTIAL INFORMATION: Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other parties all such documents (including the exhibits attached to this Agreement) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under this Section 12.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or stockholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed or which the Purchaser furnishes to its attorneys, accountants, underwriters or other persons it deems necessary or advisable in connection with the preparation of its IPO. The parties agree that the remedy at law for any breach of this Section 12.2 will be inadequate and a non-breaching party will be entitled to injunctive relief to compel the breaching party to perform or refrain from action required or prohibited hereunder.

         12.3 MODIFICATION, TERMINATION OR WAIVER: This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right of such party at a later time to enforce the same.

         12.4 NOTICES: All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing (including fax) if delivered by hand or certified mail (airmail if dispatched to a foreign country) to the party concerned at its address appearing below or sent by fax to the number and with a copy as below indicated. Service shall be deemed to be effective: so far as delivery by hand is concerned when handed to the recipient or left at the recipient's address; by post two days after posting (seven days if sent to a foreign country); by fax on the same day as dispatch and receipt is confirmed. The said addresses and fax numbers are as follows:

                  If to Shareholder and Company:

                           Louis R. Capece, Jr.
                           10845 Bayshore Drive
                           Windermere, FL 34786
                           Tel.: 407-876-9307
                           Fax:  407-876-9307

                  with a copy to:

                           Richard F. Taylor, Jr., Esq.
                           231 Walton Street, Suite 225
                           Syracuse, New York 13202
                           Tel.: 315-475-1421
                           Fax:  315-475-1431

                  If to Purchaser:

                           Kevin L. Burkhardt
                           Proflight Medical Response, Inc.
                           12420 East Control Tower Road
                           Englewood, Colorado 80112
                           Tel.: 800-949-5387
                           Fax:  303-799-1367

                  with a copy to:

                           Gerald A. Adler, Esq.
                           Loselle Greenawalt Kaplan Blair & Adler
                           Two Grand Central Tower
                           140 East 45th Street
                           New York, New York 10017
                           Tel.: 212-986-6850
                           Fax.: 212-956--6852

The parties may change the persons, addresses and fax numbers to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

         12.5 BINDING EFFECT AND ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other parties.

         12.6 ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

         12.7 SCHEDULES AND EXHIBITS: All schedules and exhibits annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such schedules, exhibits, documents, or instruments shall be deemed to refer to and include all such schedules, exhibits, documents and instruments.

         12.8 GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely within that State, excluding the choice of law rules thereof.

         12.9 COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         12.10 SECTION HEADINGS: The section headings contained in this Agreement are inserted for conveniences of reference only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this agreement as of the day and year first above written.

                                           AIR RESPONSE, INC.

                                           By: /s/ Louis R. Capece, Jr.
                                              ----------------------------------
                                              Louis R. Capece, Jr.,
                                              President


                                              /s/ Louis R. Capece, Jr.
                                              ----------------------------------
                                              Louis R. Capace, Jr.

                                              PROFLIGHT MEDICAL RESPONSE,
                                              INC.

                                           By: /s/ Kevin L. Burkhardt
                                              ----------------------------------
                                              Kevin L. Burkhardt,
                                              President

                                  SCHEDULE 3.1

                    Valid Corporate Existence; Qualification

New York

                                  SCHEDULE 3.4
                                    Consents

None except see schedule 3.15(ii).

                                  SCHEDULE 3.6
                           No Undisclosed Liabilities

None

                                  SCHEDULE 3.7
                     Actions Since the Company Balance Sheet

3.7.1 The Company may have refinanced some or all of its Aircraft since the date of the Company Balance Sheet.

3.7.9 The Company has made loans to Shareholder, some or all of which may have been made subsequent to the date of the Company Balance Sheet.

                                  SCHEDULE 3.8
                             No Adverse Developments

3.8.3 See Schedule 3.7.1

                                  SCHEDULE 3.9
                                      Taxes

The time for filing the New York State and Federal Tax Returns for the fiscal year ended May 31, 1996 has been extended to February 15, 1996. It is expected that the amount due, if any, will be minimal.

                                  SCHEDULE 3.10
                               Ownership of Assets

3.10.(i) All of the Company's Aircraft are subject to liens to be specifically identified within 30 days, except for the Aircraft identified in 7, below, which is leased from U.S. BanCorp pursuant to a lease agreement dated June 27, 1996.

3.10.(iii) The following aircraft, except for the Aircraft identified in 7, below, are owned by the Company:

         1. 1972 Mitsubishi MU-b-35, Registration No. N3330K, Serial
         No. 551.

         2. 1976 Cessna 340A, Registration No. N98600, Serial No.
         340A0054.

         3. 1976 Piper PA-31-350, Registration No. N621PG, Serial
         No. 31-7652049.

         4. Cessna 421B, Registration No. N918WK, Serial No.
         421B0956.

         5. 1967 Lear Jet 24, Registration No. N777-MR, Serial No.
         24-142.

         6. Lear Jet 25, Registration No. N846YC, Serial No. 012.

         7. Lear Jet 25B, Registration No. N700FC, Serial No. 082.

                                  SCHEDULE 3.12
                                   Litigation

First Presidential Corporation v. Air Response, Inc. and Louis ("Rusty") Capece; Cause No. 216,285; (Travis County, Texas)

Attached are copies of:

ORDER SUSTAINING OBJECTION OF DEFENDANT LOUIS ("RUSTY") CAPECE TO PERSONAL JURISDICTION AND DISMISSING CASE dated 5/20/94

Letter from Charles O. Grigson. Esq. ("Grigson") to Staff, Maiklels, and Ciampino, P.C. dated September 12, 1994.

Letters from Grigson to Richard F. Taylor, Jr., Esq. dated February 22 and May 17, 1995.

Additional information will be supplied prior to Closing.

                       [LETTERHEAD OF CHARLES O. GRIGSON]

                                  May 17, 1995

Mr. Richard F. Taylor, Jr. Esquire
One Lincoln Center, Suite 710
Syracuse, NY 13202

VIA FAX #315/475-1431

                                              RE: First Presidential Corporation
                                                  v. Air Response, Inc., and
                                                  Louise ("Rusty") Capece; Cause
                                                  NO. 216,285; (Travis County,
                                                  Texas)

Dear Mr. Taylor:

         The status of the above lawsuit has not changed since my previous correspondence regarding the status dated February 22, 1995. A copy of that correspondence is forwarded along with this fax. The inactivity does not necessarily mean that the case will go away. Additionally, I am forwarding a copy of the order which dismissed Mr. Capece in his individual capacity from the lawsuit.

         Please let me know if you have any further questions.

                                                     Sincerely,

                                                     /s/ Charles O. Grigson
                                                     Charles O. Grigson

COG/sg

cc: Air Response, Inc.

                       [LETTERHEAD OF CHARLES O. GRIGSON]

                                February 22, 1995

Mr. Richard F. Taylor, Jr. Esquire
One Lincoln Center, Suite 710
Syracuse, NY 13202

VIA FAX & REGULAR MAIL

                                              RE: First Presidential Corporation
                                                  v. Air Response, Inc., and
                                                  Louise ("Rusty") Capece; Cause
                                                  NO. 216,285; (Travis County,
                                                  Texas)
Dear Mr. Taylor:

         I am writing you regarding the status of the above referenced lawsuit. I am enclosing a copy of a status letter I previously sent regarding this case. There has been very little activity in the months since this letters was sent.

         Please let me know if you need any additional information.

                                                     Sincerely,

                                                     /s/ Charles O. Grigson

                                                     Charles O. Grigson

COG/sg

cc:      Ray Lasky
         Air Response, Inc.

                       [LETTERHEAD OF CHARLES O. GRIGSON]

                               September 12, 1994

Staff, Maikels, and Ciampino, P.C.
10 Colvin Avenue
Albany, NY 12201

VIA FEDERAL EXPRESS

                                             RE: First Presidential Corporation
                                                 v. Air Response, Inc., and
                                                 Louise ("Rusty") Capece; Cause
                                                 NO. 216,285; (Travis County,
                                                 Texas)

TO WHOM IT MAY CONCERN:

         I am in receipt of a request by Air Response, Inc. that you be furnished information about the lawsuit in Texas in which I represent Air Response, Inc.

I. PENDING LITIGATION

         A. Nature of the Litigation: The case is styled First Presidential Corporation v. Air Response, Inc. It is pending in the County Court at Law Number Two of Travis County, Texas. It has been given cause number 216,285. This lawsuit arose out of a transaction occurring in early 1991 in which Air Reponse, Inc. purchased an Mu-2 airplane from First Presidential Corporation for approximately $300,000.00. As part of the transaction Air Response conveyed to First Presidential a Cessna 421A airplane, a separate zero time engine and miscellaneous parts for the Cessna airplane.

         First Presidential filed this lawsuit against Air Response, Inc. in March 1993. First Presidential's chief allegation is that the zero time engine was not in fact a zero time engine. First Presidential has alleged several alternative theories of recovery, i.e., common law fraud, negligent misrepresentation, breach of contract, breach of warranty and a violation of the Texas Deceptive Trade Practices-Consumer Protection Act. First Presidential claims that it has been damaged in the amount of the value of the zero time engine (approximately $30,000.00) and lost profits (approximately $70,000.00). Additionally, First Presidential has alleged it is entitled to additional damages, attorney's fees and costs of court. Air Response, Inc. has denied all allegations of First Presidential.

                       [Letterhead of Charles O. Grigson]

                               September 12, 1994

Staff, Maikels and Ciampino, P.C.
10 Colvin Avenue
Albany, NY 12201

VIA FEDERAL EXPRESS

                                       RE: First Presidential Corporation v. Air
                                           Response, Inc. and Louis ("Rusty")
                                           Capece; Cause No. 216,285; (Travis
                                           County, Texas)

TO WHOM IT MAY CONCERN:

         I am in receipt of a request by Air Response, Inc. that you be furnished information about the lawsuit pending in Texas in which I represent Air Response, Inc.

I. PENDING LITIGATION

         A. Nature of the Litigation: The case is styled First Presidential Corporation v. Air Response, Inc. It is pending in the County Court at Law Number Two of Travis County, Texas. It has been given cause number 216,285. This lawsuit arose out of a transaction occurring in early 1991 in which Air Response, Inc. purchased an Mu-2 airplane from First Presidential Corporation for approximately $300,000.00. As part of the transaction Air Response conveyed to First Presidential a Cessna 421A airplane, a separate zero time engine and miscellaneous parts for the Cessna airplane.

         First Presidential filed this lawsuit against Air Response, Inc. in March 1993. First Presidential's chief allegation is that the zero time engine was not in fact a zero time engine. First Presidential has alleged several alternative theories of recovery, i.e., common law fraud, negligent misrepresentation, breach of contract, breach of warranty and a violation of the Texas Deceptive Trade Practices-Consumer Protection Act. First Presidential claims that it has been damaged in the amount of the value of the zero time engine (approximately $30,000.00) and lost profits (approximately $70,000.00). Additionally, First Presidential has alleged it is entitled to additional damages, attorney's fees and costs of court. Air Response, Inc. has denied all allegations of First Presidential.

Mr. Ray Lasky
Vice President
Air Response, Inc.
September 9, 1994
Page 2

Staff, Maikels and Ciampino, P.C.
September 12, 1994
Page -2-


         B. Progress of the Case: Air Response, Inc. initially denied that Texas courts had jurisdiction to resolve this dispute. A hearing was held in May 1994 on this issue. The court determined that it does have jurisdiction over Air Response, Inc. The parties have engaged in limited discovery such as responding to requests for documents and answering interrogatories. No trial date had been set and it will be several months before a trial date should be set. The discovery that has been done is very limited and numerous depositions will need to be taken by both parties before they can be ready for trial.

         C. Management's Response to Litigation: Air Response, Inc. has contested this case vigorously from the beginning because management of Air Response, Inc. believes that this lawsuit is nothing more than a shakedown attempt by First Presidential Corporation to recover money out of a transaction in which First Presidential received the bulk of the consideration. Obviously if Air Response were able to resolve the case by settlement for an amount which was equivalent to the cost of defending the lawsuit, the undersigned would recommend to management of Air Response to seriously consider such an offer. At this time it is not possible to resolve the case for cost of defense.

         D. Evaluation of Likelihood of an Unfavorable Outcome: As within any lawsuit it is always extremely difficult to state a predicted outcome of the case. In this case I do not believe that the outcome of a trial on the merits would be unfavorable to Air Response, Inc. Nevertheless, there is always the possibility that a case can be lost regardless of how meritorious your defense is, or how strong your evidence is. In a jury trial no one can accurately predict the outcome of a case. Additionally, there may be other factors that are discovered during depositions of the parties, expert witnesses, and third party witnesses that may affect the outcome of the case.

II. UNASSERTED CLAIMS AND ASSESSMENTS

         In my opinion there are no claims that can be made by First Presidential against Air Response, Inc. that have not already been asserted in this lawsuit. Although the claims made by First Presidential may vary, I do not believe that there exists any possible claim that has been unasserted by First Presidential.

Mr. Ray Lasky
Vice President
Air Response, Inc.
September 9, 1994
Page 3

Staff, Maikels and Ciampino, P.C.
September 12, 1994
Page -3-

III. TIME FRAME OF RESPONSE

         This response to your auditors includes all matters of which I am aware that existed as of May 31, 1994 through the date of this response. Any limitations or qualifications regarding matters requested by your auditors are identified in the previous portions of this letter along with the reasons for such limitations.

IV. INDEBTEDNESS

         As of the date of this response, Air Response, Inc. is indebted to me for legal fees and expenses in the amount of $5,600.98 for services rendered through September 1, 1994.

         I hope this letter is sufficient for your auditors. If you or they have any questions, please do not hesitate to contact me.

                                                          Sincerely,


                                                          /s/ Charles O. Grigson


                                                          Charles O. Grigson

COG/sg

Enclosures

cc:  Air Response, Inc.

FIRST PRESIDENTIAL CORPORATION    'SS'    IN THE COUNTY COURT
                                  'SS'
V.                                'SS'    AT LAW NUMBER TWO
                                  'SS'
AIR RESPONSE, INC. and            'SS'
LOUIS ("RUSTY") CAPECE            'SS'    TRAVIS COUNTY, TEXAS

                  ORDER SUSTAINING OBJECTION OF DEFENDANT LOUIS
          ("RUSTY") CAPECE TO PERSONAL JURISDICTION AND DISMISSING CASE

         On the 2nd day of May, 1994, a hearing was held on the special appearance of Defendant Louis ("Rusty") Capece filed in this case pursuant to Rule 120a of the Texas Rules of Civil Procedure. Defendant Capece filed a special appearance pursuant to Rule 120a in which he objected to the jurisdiction of this court over his person.

         After considering the pleadings, the affidavits and attachments filed by the parties, the responses of the parties to discovery, and the oral testimony and exhibits admitted at the hearing, this Court finds that it has no personal jurisdiction over Louis ("Rusty") Capece. Defendant Capece's objection to jurisdiction should therefore be sustained and the case against him should be dismissed. It is accordingly

         ORDERED, ADJUDGED and DECREED that the objection to jurisdiction filed pursuant to Rule 120a by Louis ("Rusty") Capece is hereby sustained; that Plaintiff's case against Louis ("Rusty") Capece is hereby dismissed for lack of personal jurisdiction; that costs of court are hereby taxed against Plaintiff, for which execution shall issue if not timely paid.



                                            /s/ J. DAVID PHILLIPS

                                            J. DAVID PHILLIPS
                                            PRESIDING JUDGE
5/20/94

                                  SCHEDULE 3.14

                                    Inventory

To be supplied before the Closing.

                                SCHEDULE 3.15(i)
                                 List of Permits

         New York State Department of Health Certificate of Ambulance Operating Authority to Response Medical Transport Service, Inc. for Montgomery, Schoharie and Herkimer Counties, including a fixed wing variance. Approval to transfer this permit is required.

         Federal Aviation Authority Part 135 Certificate. Approval for operation under this permit subsequent to the Closing is required.

         New York State Department of Taxation and Finance - Sales Tax Certificate of Authority, Identification Number 16-1338132. Approval of this permit may be required.

         From time to time Company performs services for Air Response South, Inc. and during such times may operate under permits held by Air Response South, Inc.

                                SCHEDULE 3.15(ii)
                             Permits, Consent, etc.

         New York State Department of Health Certificate of Ambulance Operating Authority to Response Medical Transport Service, Inc. for Montgomery, Schoharie and Herkimer Counties, including a fixed wing variance. Approval to transfer this permit is required.

         Federal Aviation Authority Part 135 Certificate. Approval to transfer this permit is required.

         From time to time Company performs services for Air Response South, Inc. and during such times may operate under permits held by Air Response South, Inc. Approval to transfer those permits is required.

         See Schedule 3.15(i) regarding the Sales Tax Certificate of Authority.

                                  SCHEDULE 3.16
                                   Trade Names

None

                                  SCHEDULE 3.18
                 Interest in Competitor, Suppliers or Customers

From time to time, the Company receives services from Response Aviation, Inc., Response Medical Transport Services, Inc. and provides services to Air Response South, Inc., all of which are solely owned by Shareholder.

                                  SCHEDULE 3.2O
                            Accounts Receivable Aging

See attached.

                             AGED RECEIVABLES REPORT
                                    12/16/96

NUMBER LAST NAME       FIRST NAME         CURRENT      30-60 DAYS   60-90 DAYS     91+ DAYS      TOTAL
------ ---------       ----------         -------      ----------   ----------     --------      -----
1557   LUNAU           ERICH             10400.00          0.00         0.00          0.00      10400.00
1549   LYNN            HARRY             15200.00          0.00         0.00          0.00      15200.00
1566   MARNAR          MAURICE           13100.00          0.00         0.00          0.00      13100.00
1531   MCDONALD        GREG               5200.00          0.00         0.00          0.00       5200.00
1375   NEWMAN          SANDERS               0.00          0.00      3660.00          0.00       3660.00
1401   NORTH           JOHN                  0.00          0.00     10000.00          0.00      10000.00
1570   O'CONNOR        RANDAL             4450.00          0.00         0.00          0.00       4450.00
1861   OLIVER          JAMES                 0.00          0.00       550.00          0.00        550.00
1563   PASCORELLA      MARTIN             4454.00          0.00         0.00          0.00       4450.00
1315   PAYNE           TOMISHA               0.00          0.00         0.00       5900.00       5900.00
1188   PIENDLE         CHARLES               0.00          0.00         0.00       5800.00       5800.00
1518   PRISONER                           4450.00          0.00         0.00          0.00       4450.00
1521   PRISONER                           5490.00          0.00         0.00          0.00       5490.00
1525   PRISONER                           7288.00          0.00         0.00          0.00       7288.00
1498   PROCUREMENT     ORGAN                 0.00       1178.00         0.00          0.00       1178.00
5800   PROFLIGHT                         17000.00          0.00         0.00          0.00      17000.00
1270   RECHTER         CHARLES               0.00          0.00         0.00       3890.00       3890.00
1319   REISCHEL        KRISTEN               0.00          0.00         0.00         75.96         75.96
1561   ROBINSON        VIRGINIA           5200.00          0.00         0.00          0.00       5200.00
1551   RODRIGUEZ       LLADESLDA          4480.00          0.00         0.00          0.00       4480.00
1373   ROLLASON        WENDELL               0.00          0.00      7498.00          0.00       7498.00
1567   RUCKDESCHEL     RYAN               8612.00          0.00         0.00          0.00       8612.00
 501   SHREWSBURY      CHERYL                0.00          0.00         0.00       6860.00       6860.00
1103   SHROEDER        DERRICK               0.00          0.00         0.00        264.70        264.70
1293   SINGLETARY      SALLY                 0.00          0.00         0.00       4100.00       4100.00
1444   SMOOT           JAMES                 0.00      12650.00         0.00          0.00      12650.00
1458   SOLODYNA        DENISE                0.00       5252.00         0.00          0.00       5252.00
1548   STANG           MICHAEL            6800.00          0.00         0.00          0.00       6800.00
 445   STARFLIGHT      AVIATION              0.00      16600.00         0.00          0.00      16600.00
2900   SUNCOAST        CHARTER               0.00          0.00         0.00       2262.00       2262.00
1493   TENDEL          DENNIS                0.00      11880.00         0.00          0.00      11880.00
1534   TERHUNE         NANCY              6225.00          0.00         0.00          0.00       6225.00
1181   THOMAS          EDWARD                0.00          0.00         0.00       3360.00       3360.00
1085   THOMSON         GERALD                0.00          0.00         0.00        907.00        907.00
1900   TRANSNORTH                            0.00          0.00      3100.00          0.00       3100.00
1519   WELTAN          MICHAEL            4850.00          0.00         0.00          0.00       4850.00
1501   YAZBAK          EUGENE                0.00       3600.00         0.00          0.00       3600.00
                                        ---------     ---------     --------      --------     ---------
TOTAL DOLLARS                           282663.00     168578.00     85712.00      67605.86     604558.86

                                      (2)

                             AGED RECEIVABLES REPORT
                                    12/16/96

FLAG    DESCRIPTION                CURRENT      30-60 DAYS    60-90 DAYS      91+ DAYS        TOTAL
----    -----------                -------      ----------    ----------      --------        -----
B       BROKER TRIPS               24540.00           0.00          0.00           0.00      24540.00
C       COMMERICAL INSURANCE       17516.00           0.00          0.00           0.00      17516.00
D       PRIVATE PAY                37200.00           0.00          0.00           0.00      37200.00
B1      BROKER 0-15                65060.00        8400.00          0.00           0.00      73460.00
C1      COMMERCIAL 0-15           111489.00       69430.00          0.00           0.00     180919.00
P1      PRIVATE PAY 0-15           26858.00        1178.00        550.00           0.00      28586.00
B2      BROKER 15-30                   0.00       27500.00          0.00           0.00      27500.00
C2      COMMERCIAL INS. 15-30          0.00       27742.00      15104.00           0.00      42846.00
P2      PRIVATE PAY 15-30              0.00       34328.00          0.00         340.66      34668.66
B3      BROKER 30-45                   0.00           0.00       7600.00       20762.00      28362.00
C3      COMMERCIAL INS. 30-45          0.00           0.00      62458.00       41685.00     104143.00
D3      MEDICAID CLAIMS 30-45          0.00           0.00          0.00        4100.00       4100.00
P3      PRIVATE PAY 30-45              0.00           0.00          0.00         718.20        718.20
                                 ----------     ----------     ---------      ---------     ----------
TOTALS                            282663.00      168576.00      85712.00       67605.86     604558.86

                                      (3)

                                  SCHEDULE 3.17
                                  Real Property

This is inaccurate and incomplete. To be updated prior to Closing.

Company is party to a Lease dated as of June 1, 1994 with Response Aviation, Inc. for Company's use of hangar and office facilities at the Fulton County, New York airport.

Use of office space in Nelliston, New York

Hangar in Kentucky. Is it ARS?

                                  SCHEDULE 3.20
                            Accounts Receivable Aging

See attached.

                                 SCHEDULE 3.21
                                   Employees

See attached. It will be updated prior to Closing.

                                AIR RESPONSE INC.
                                 EMPLOYEE LIST
                             Active Employees Only
                                    11/21/96

Employee Name                 Employee ID            Title
-------------                 -----------            -----
BAKSA, JAMES                   129520684            Nurse
BARBER, ANNE M.                056440576            Nurse
BLOCK, CARL M.                 089608047            Nurse
BRADSHAW, BRYON                117609330            Mechanic
COZINE, LOU                    106441638            Mechanic
CRISTIANO, THOMAS J.           101542637            Pilot
DRISKILL, RICKIE               406826809            Nurse
DUDLEY, DAVID                  172482724            Pilot
DYER, DAVID                    088505824            Nurse
EDWARDS, EDITH L.              032480657            Nurse
EYSTER, CHARLES E.             184460837            Pilot
FLOWERS, KATHLEEN              267370956            Nurse
GALLT, A. DWAYNE               101564390            Paramedic
GLENN, DR JOHN                 067408927            Physician
GREENWOOD, GARY R.             071548609            Respiratory Therapist
GROW MD, JOSEPH                403725520            Physician
HAMLET, JUDY                   407069695            Nurse
HIGGINS, KAREN L.              100383297            Nurse
HOLLOWAY, REGINA K.            405023647            Nurse
HUNT, EDWARD P.                083609104            Paramedic
JENNINGS, ROBERT L.            075447868            Mechanic
KAMP, KENNETH J.               091409934            Pilot
KAMP, KENNETH J.               KAMP                 Pilot
KELLER, CAROL J.               122500859            Nurse
LEE, SOO SILL                  213781628            Nurse

                                AIR RESPONSE INC.
                                 EMPLOYEE LIST
                             Active Employees Only
                                    11/21/96

Employee Name                 Employee ID            Title
-------------                 -----------            -----
MARSHALL, JOE                  402980597            Pilot
MITCHELL, ANITA L.             346543097            Nurse
MORGAN, CHRISTINE M.           295423287            Office
MURPHY, LEO T.                 063369350            Paramedic
MYERS, GENE G.                 049669218            Paramedic
MOYES, JEFF                    271640686            Pilot
MOYES, JEFF                    NOYES                Pilot
RAGHAVAN MD, KRISHAN           121704367            Physician
RINAKI, BASSAM                 111529572            Nurse
ROBERTS, CAROL                 049565531            Nurse
SAPONARO, LISA M.              053489586            Nurse
SEMBRAT, MELANIE M.            122587552            Paramedic
SHAVER, TIMOTHY B.             078462455            Mechanic
SMITH, KELLY B.                065606591            Nurse
THOMAS, CAROL S.               327463674            Nurse
THOMSEN, JAMES M.              087666727            Nurse
THOMSON JR., WILLIAM J.        113688856            Nurse
THROGMORTON, RACHELLE          406213990            Nurse
VAINOSKY, EDWARD R.            034302278            Nurse
WELCH, PETER G.                073480847            Nurse
WORTH, DEBORAH                 122489648            Nurse
YATES, RYAN R.                 407314331            Nurse

                                  SCHEDULE 3.22
                     Agreements and Obligations; Performance

None

All Aircraft Financing Agreements. A lease agreement covering one Aircraft. This Schedule will be revised within 30 days to include those documents.

                                  SCHEDULE 4.1

Colorado

                                 SCHEDULE 6.1.4
                                   Guarantees

All of the Aircraft financing agreements are personally guaranteed by Shareholder, and in some instances, by third parties.

The lease of the Aircraft identified as #7 in Schedule 3.10 is personally guaranteed by Shareholder, and in some instances, by third parties.

Any additional similar guarantees for other obligations of the Company will be disclosed within thirty days.